EXHIBIT 10.3

RESIGNATION

To the Board of Directors of
PyroTec, Inc.,
a Delaware corporation

The undersigned, being an officer and director of the above-named corporation, does hereby resign from President, Secretary, Treasurer, and Director of the Corporation.

Said resignation is contingent and expressly conditioned upon (a) the sale of 23,350,000 shares of the Company’s common shares to World Venture Group, Inc. and (b) the appointment of P. Desmond Brunton as President, Chief Executive Officer, Secretary, Treasurer and Director of the Corporation. Said resignation shall be effective on the date of the Closing of the transaction contemplated by the Subscription Agreements between the Company and World Venture Group. Inc.

Dated as of May 3, 2012

/s/Timothy Neher
Timothy Neher